                                                                    EXHIBIT 12.1

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                                                 Year      Year        Year        Year        Year
                                                 Ended     Ended       Ended       Ended       Ended
                                                 12/31     12/31       12/31       12/31       12/31
                                                 2001      2000        1999        1998        1997
                                                 ----------------------------------------------------
Pretax income                                    34,133    29,908      29,187      27,463      25,187

Fixed charges:

     Interest on Deposits                        45,856    49,607      38,539      39,873      37,370

     Other Interest                              10,218    10,939       8,359       4,592       4,022

Fixed charges including
interest on deposits                             56,074    60,546      46,898      44,465      41,392

Total earnings including interest
on deposits                                      90,207    90,454      76,085      71,928      66,579

Total earnings excluding interest
on deposits                                      44,351    40,847      37,546      32,055      29,209

Fixed charges excluding interest
on deposits                                      10,218    10,939       8,359       4,592       4,022

RATIO OF EARNINGS ON
COMBINED FIXED CHARGES:

Including interest on deposits                     1.61      1.49        1.62        1.62        1.61

Excluding interest on deposits                     4.34      3.73        4.49        6.98        7.26